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RE:  HL Separate Account VLI (811-3072-03); HLA Separate Account
     VLI (811-07329);
     HL Separate Account VLII (811-07271) and HLA Separate
     Account VLII (81-07373)
     File No. 333-127379 (Quantum II)
     File No. 333-127380 (Quantum II)
     File No. 333-131135 (Hartford Leaders VUL Joint Legacy)
     File No. 333-131133 (Hartford Leaders VUL Joint Legacy)
     File No. 333-148814 (Hartford Leaders VUL Liberty)
     File No. 333-148816 (Hartford Leaders VUL Liberty)
     File No. 333-148817 (Hartford Leaders VUL Legacy)
     File No. 333-148815 (Hartford Leaders VUL Legacy)
     File No. 333-155096 (Hartford Leaders VUL Joint Legacy II) File No. 333-155092 (Hartford Leaders VUL Joint Legacy II)

Dear Sir or Madam:

In my capacity as Actuary for above companies, I have provided actuarial advice concerning the variable life insurance products listed above. I also provided actuarial advice concerning the preparation of Registration Statement of Form N-6, for the products listed above (the "Registration Statements") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the policies. For each of the policies in each of the Registration Statements, in my opinion:

(1) the illustrations of cash surrender value, cash values, death benefits, and/or any other values illustrated are consistent with the provisions of the Contract and the Depositor's administrative procedures;

(2) the rate structure of the Contract has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, materially more favorable than for any other prospective purchases with different assumptions; and

(3) the illustrations are based on commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Thomas Kalmbach
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Thomas Kalmbach
Actuary
Life Products

April 1, 2009